Exhibit 99.1

UNFI COMPLETES TRANSFORMATIVE ACQUISITION OF SUPERVALU

PROVIDENCE, RI — October 22, 2018 — United Natural Foods, Inc. (NASDAQ: UNFI) (“UNFI” or the “Company”) announced today it has completed the previously announced acquisition of SUPERVALU INC. for $32.50 per share in cash, or approximately $2.9 billion, including the assumption of outstanding debt and liabilities. The completion follows the satisfaction of all closing conditions including approval of the transaction by SUPERVALU shareholders and receipt of all necessary antitrust approvals. In connection with the completion of the transaction, SUPERVALU’s common stock will cease trading prior to market open on October 22, 2018 and will be delisted from the New York Stock Exchange.

“Today is an important milestone for UNFI. We will take the best from both businesses to create North America’s premier food wholesaler with significant scale, reach and choices for our customers. We are pleased to welcome our new colleagues from SUPERVALU as well as their customers and suppliers to UNFI.  Our companies share customer-centric cultures and dedicated associates who are committed to continuous improvement, which will help drive our integration programs,” said Steve Spinner, UNFI’s Chairman and Chief Executive Officer.

“We are excited to continue to further build out the store to a more diverse customer base across the country, with both broad better-for-you natural, organic brands and fresh perimeter offerings, as we capitalize on opportunities to cross-sell and realize the benefits of the greater scale we now have as a combined company,” said Sean Griffin, Chief Executive Officer of SUPERVALU and Head of the Integration Committee. “Work has already begun for the Company to realize the significant projected run-rate cost synergies associated with this transaction — more than $175 million by year three and more than $185 million by year four — and we are committed to improving profitability into the future. We believe that we can achieve these targets and leverage scalable systems to streamline our processes, more efficiently meet the needs of our customers and reduce future capital expenditures.  We look forward to providing an update on our integration efforts at our January 16, 2019 investor day.”

Executive Leadership Team

UNFI’s Chairman and Chief Executive Officer Steve Spinner will lead the combined entity,

supported by the following executives, who will continue to report to him:

•                  Chris Testa, President of UNFI

•                  Danielle Benedict, Chief Human Resources Officer

•                  Eric Dorne, Chief Administrative Officer & Chief Information Officer

•                  Paul Green, Chief Supply Chain Officer

•                  Jill Sutton, Chief Legal Officer, General Counsel & Corporate Secretary

•                  Mike Zechmeister, Chief Financial Officer

Sean Griffin, previously UNFI’s Chief Operating Officer, will serve as Chief Executive Officer of SUPERVALU and Head of the Integration Committee. This committee includes executives from both companies to drive the implementation of best practices from each company and delivery of synergies as well as a rapid and smooth integration. The following executives will support the SUPERVALU business operations and report directly to Sean Griffin:

•                  Anne Dament, EVP Retail, Marketing and Private Brands

•                  Mike Stigers, EVP Wholesale

Financing the Transaction

As previously noted, the transaction will be primarily debt financed. UNFI finalized new credit facility agreements including a $2.1 billion asset-based revolving credit facility, up to $1.475 billion of which will be made available at closing, and a $1.950 billion senior secured first lien term loan facility agreement consisting of a $1.8 billion term loan “B” tranche and a $150 million 364-day tranche. In addition, UNFI’s existing asset-based revolving credit facility was terminated upon close.

Additional Information

For additional information on UNFI’s acquisition of SUPERVALU, please visit https://ir.unfi.com/unfi-acquires-supervalu/default.aspx

About UNFI

UNFI delivers healthier food options to people throughout the United States and Canada. UNFI distributes over 110,000 products to more than 40,000 customer locations including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. Recognized as one of the most effectively managed U.S. companies, UNFI was named in the “Management Top 250” list by the Wall Street Journal in 2017. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

Forward Looking Statements

This press release contains, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. UNFI’s actual results may differ from their expectations, estimates and projections, and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, UNFI’s expectations with respect to future performance and anticipated financial impacts of the business combination, and the integration of the businesses. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside UNFI’s and SUPERVALU’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that have been or may be instituted against UNFI or SUPERVALU in connection with the merger agreement and the transactions contemplated therein; (2) risks associated with increased leverage from the transaction; (3) the risk that consummation of the business combination disrupts current plans and operations; (4) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (5) costs related to the business combination; and (6) other risks and uncertainties identified in UNFI’s and SUPERVALU’s filings with the Securities and Exchange Commission (“SEC”). More information about other potential factors that could affect UNFI’s and SUPERVALU’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in UNFI’s Annual Report

on Form 10-K for the fiscal year ended July 28, 2018 and SUPERVALU’s Report on Form 10-K for the fiscal year ended February 24, 2018 as amended, and any updates to those risk factors set forth in UNFI’s and SUPERVALU’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. The foregoing list of factors is not exhaustive. UNFI cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. UNFI does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, other than as required by applicable law.

CONTACT
Steve Bloomquist

Vice President - Investor Relations

952-828-4144